Exhibit 10.3
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.
Execution Version
Confidential
PACKAGING VALIDATION TRANSFER AGREEMENT
This PACKAGING VALIDATION TRANSFER AGREEMENT (this “Agreement”) is entered into as of April 20, 2023 (the “Effective Date”), by and between Akebia Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, United States of America with its principal offices at 245 First Street, Cambridge, MA 02142 (“Akebia”), and Otsuka Pharmaceutical Co. Ltd., a company organized and existing under the laws of Japan, having a registered office located at 2-9, Kanda Tsukasamachi, Chiyoda-ku, Tokyo 101-8535, Japan (“Otsuka”). Each of Akebia and Otsuka are sometimes referred to herein individually as a “Party” and together as the “Parties.”
WHEREAS, the Parties entered into that certain Termination and Settlement Agreement dated as of June 30, 2022 (the “Termination Agreement”) pursuant to which the Parties terminated the Collaboration Agreements (as defined in the Termination Agreement);
WHEREAS, Section 4(d) of the Termination Agreement provided that Otsuka would complete the packaging validation activities set forth in Exhibit B attached to the Termination Agreement (such activities, the “Packaging Validation Activities”), at Otsuka’s sole cost and expense, and that Otsuka would have no responsibility for serialization validation, stability testing, physical testing or any other Packaging activities other than as set forth in Exhibit B to the Termination Agreement;
WHEREAS, Section 4(d) of the Termination Agreement further provided that the Packaging Validation Activities would be considered complete upon delivery of a validation report prepared by the packaging vendor and that, following delivery of such report, all Packaging activities related to the Licensed Product would transfer to Akebia; and
WHEREAS, as of the Effective Date, the Packaging Validation Activities have not been completed and the Parties have agreed that, in consideration of the payments to be made by Otsuka as set forth herein, the responsibility for all remaining Packaging Validation Activities shall transfer from Otsuka to Akebia.
NOW THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:
1.Defined Terms. Capitalized terms that are used in this Agreement have the meanings set forth in the Termination Agreement or the Collaboration Agreements, as applicable to the context in which such terms are used herein, unless otherwise defined in this Agreement.
2.Transfer of Responsibilities; Release. From and after the Effective Date, Akebia shall bear all responsibility, including all costs, for all Packaging Validation Activities and Otsuka shall have no further responsibilities, obligations or Liabilities under Section 4(d) of the Termination Agreement. Akebia acknowledges and agrees that Otsuka’s payment of the amounts set forth herein are in full satisfaction of Otsuka’s obligations under Section 4(d) of the Termination Agreement. Notwithstanding any provision to the contrary set forth in herein or in Section 4(d) of the Termination Agreement, from and after Akebia’s receipt of all payments from Otsuka prescribed herein, Akebia, on behalf of itself and each of the other Akebia Releasors, does hereby now and forever release, remise, hold harmless and forever discharge Otsuka and the other Licensee Releasees of and from any and all Actions and Liabilities, whether known or unknown, suspected or unsuspected, based on any act, fact, transaction, matter, or cause arising from, under or otherwise in connection with the Packaging Validation Activities or Otsuka’s responsibilities as set forth under Section 4(d) of the Termination Agreement.
3.Payments. In consideration of the transfer from Otsuka to Akebia of the responsibility for all Packaging Validation Activities, including all costs and expenses thereof, Otsuka agrees to pay to Akebia the following amounts:
(a)Otsuka shall pay Akebia USD $[**], representing USD $[**] to cover third party costs and USD $[**] to cover internal, consulting and other expenses to complete the Packaging Validation Activities; and
(b)Otsuka shall pay Akebia USD $[**], representing the cost to purchase additional Licensed Product for Packaging Validation Activities in replacement of Licensed Product that had been intended for such activities (“Replacement Product”).
4.Payment Terms.
(a)Within [**] after the Effective Date, Otsuka shall pay the amounts set forth in Sections 3(a) and 3(b), in the total amount of USD $[**], by wire transfer in accordance with the following wire instructions:
Foreign Incoming Wires in USD
Bank Name: [**]
ABA #: [**] Swift: [**]
Beneficiary:
ABA #: [**] Swift: [**]
Beneficiary: [**]
Beneficiary Address: [**]
Beneficiary Account #: [**]
FFC Account Name: [**]
FFC Account Number: [**].
(b)The payment set forth in Section 3(a) is nonrefundable and non-creditable.
5.Termination Agreement. Except as expressly modified herein, all terms and conditions of the Termination Agreement shall remain in full force and effect. The Parties agree that the terms of Section 10(a) and Section 10(b) of the Termination Agreement apply to this Agreement, mutatis mutandis.
6.Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force.
7.Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, will be construed under and governed by the laws of the state of New York, United States, exclusive of its conflicts of laws principles.
8.English Language; Amendment. This Agreement has been prepared in the English language and the English language will control its interpretation. All consents, notices, reports, and other written documents to be delivered or provided by a Party under this Agreement will be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation will control. This Agreement may not be modified, or amended, except by an agreement in writing executed by the Parties
9.Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Agreement by electronically transmitted signatures, including in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF or other electronically transmitted signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to sign this Agreement effective as of the Termination Effective Date.

AKEBIA THERAPEUTICS, INC. By: /s/John Butler Name: John Butler Title: President & Chief Executive Officer	OTSUKA PHARMACEUTICAL CO., LTD. By: /s/Keiso Yamasaki Name: Keiso Yamasaki Title: SVP, Associate General Manager (Pharmaceutical Division) and Head of Pharmaceutical Planning Dept.

[Signature Page to Packaging Validation Transfer Agreement]